Exhibit 99.1

NEWS RELEASE

Contact:

Thomson Chan

AMD China Public Relations

86- 13911752381

thomson.chan@amd.com

Brenda Rarick

US AMD Public Relations

512-602-8475

brenda.rarick@amd.com

Ruth Cotter

AMD Investor Relations

408-749-3887

ruth.cotter@amd.com

AMD Appoints Henry Chow to Board of Directors

SUNNYVALE, Calif. — March 1, 2011 — AMD (NYSE: AMD) today announced that Henry Chow, 65, has been appointed to the company’s board of directors. Chow spent more than 40 years at IBM, holding various leadership positions in IBM throughout the Asia Pacific region. He spent more than a decade as General Manager of IBM’s Greater China Group, with responsibility for overseeing IBM’s operations in China, Hong Kong, and Taiwan.

“Henry’s experience and insight gained by overseeing a multi-billion dollar technology business in China are invaluable assets to AMD,” said Bruce Claflin, executive chairman, AMD Board of Directors. “China is one of the most important technology markets in the world and AMD is committed to furthering our growth in the Greater China region.”

During his career, Chow held a variety of management and marketing positions in services, systems engineering, sales and marketing and human resources. Prior to his retirement from IBM in 2009, Chow was general manager and then chairman of the IBM Greater China Group. Prior to these positions, Chow was general manager of the IBM PC Company for Asia Pacific South, overseeing IBM’s personal computer business throughout the region, excluding Japan. He also held positions as assistant managing director of Services for IBM Australia, general manager of IBM Taiwan, and director of Operations for IBM Hong Kong. Chow joined IBM in 1968 as a programmer trainee.

Chow currently serves as an IBM corporate business advisor and previously served as a member of the Board of Trustees at Tongji University. Chow holds a bachelor’s degree in Electrical Engineering from the University of Hong Kong.

About AMD

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